Exhibit 99.2

24-Nov-2014
BioMarin Pharmaceutical, Inc .(BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call
1-877-FACTSET www.callstreet.com
Total Pages: 26
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

CORPORATE PARTICIPANTS

Traci McCarty
Head-Investor Relations

Jean-Jacques Bienaimé
Chief Executive Officer

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President

Jeffrey R. Ajer
Executive Vice President and Chief Commercial Officer

OTHER PARTICIPANTS

Evan Seigerman
Deutsche Bank Securities, Inc.

Joseph P. Schwartz
Leerink Partners LLC

Raluca Pancratov
SunTrust Robinson Humphrey

Cory W. Kasimov
JPMorgan Securities LLC

Phil M. Nadeau
Cowen & Co. LLC

Josh E. Schimmer
Piper Jaffray & Co (Broker)

Andrew Peters
UBS Securities LLC

Shin Kang
Wells Fargo Securities LLC

Navdeep Singh
Goldman Sachs & Co.

John Chung
RBC Capital Markets LLC

Laura K. Chico
Robert W. Baird & Co., Inc. (Private Wealth Management)

Fred B. Graham
Nomura Securities International, Inc.

Liana Moussatos
Wedbush Securities, Inc.

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
2
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN) Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen, and welcome to the BioMarin Pharmaceuticals, Incorporated, Conference Call to discuss BioMarin’s acquisition of Prosensa. At this time, all participants are in a listen-only mode. Following the prepared comments, we will conduct a question-and-answer session. As a reminder, this conference call is being recorded.
I would now like to introduce your host for today’s conference, Traci McCarty, Director of Investor Relations at BioMarin. Please go ahead, Traci.
Traci McCarty
Head-Investor Relations
Thank you, operator, and thank you all for joining us this morning to discuss BioMarin’s acquisition of Prosensa. With me today from BioMarin’s management team are J.J. Bienaimé, Chief Executive Officer; Dan Spiegleman, Chief Financial Officer; Hank Fuchs, Chief Medical Officer; Jeff Ajer, Chief Commercial Officer; and Robert Baffi, Executive Vice President of Technical Operations. There’s a slide presentation that accompanies our prepared remarks available via the Investor Relations’ webpage of our website.
To remind you, this non-confidential presentation contains forward-looking statements about the business prospects of BioMarin Pharmaceutical, Inc., including expectations regarding BioMarin’s financial performance, commercial products and potential future products in different areas of therapeutic research and development.
Results may differ materially depending on the progress of BioMarin’s product programs, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission such as 10-K, 10-Q and 8-K reports.
Now I would like to turn the call over to BioMarin’s Chief Executive Officer, J.J. Bienaimé.
Jean-Jacques Bienaimé
Chief Executive Officer
Thank you, Traci. Good morning, everyone, and thank you for joining us. And as you read in today’s announcement, we have entered into a definitive agreement to acquire Prosensa for $17.75 per share for all outstanding Prosensa shares in a transaction valued $680 million.
In addition, two $80 million contingent milestones are payable for the approval of drisapersen, assuming it happens in the U.S. no later than May 15, 2016 and in Europe, no later than February 15, 2017 respectively.
If you look at slide four, the takeaway message is that with this acquisition, BioMarin is continuing to deliver on our growth strategy. We believe that the transaction announced today clearly aligns with our mission to deliver first-in-class and best-in-class products that address a large unmet clinical need like the presence of drisapersen for the treatment of Duchenne muscular dystrophy.
So there are three overall rationales for this deal. There is a product rationale, a financial rationale and company rationale. On the products side, obviously the focus of the acquisition in the short term is the approval of

1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN) Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
drisapersen. Drisapersen addresses about 10,000 seriously ill patients with limited options with Duchenne muscular dystrophy. It has a large body of clinical data that could support, we believe, early regulatory approval. The drisapersen has already initiated NDA filing under Breakthrough designation, and we have strong patent -protected technology platforms.
The financial rationale is that it provides substantial near-term revenue potential. And assuming early approval in the U.S. and EMEA, it should be accretive to operating and GAAP earnings in 2017. And actually, there would be significant value creation even if the approved is delayed to after the confirmatory trial is completed. The upfront cash consideration represents about 5% of BioMarin’s market cap today.
On a corporate strategy rationale, we’re not making this acquisition because of weakness in our current pipeline but because it leverages our global regulatory and commercial infrastructure and our leadership in the orphan disease market. It adds what could be our largest product to a well-diversified product portfolio, a product that is in pre-registration in the U.S.
It is also potentially financially transformative, that is an investment that we believe is risk-managed. And there are follow-on products in the Prosensa pipeline, in addition to drisapersen that could address up to 35,000 additional Duchenne muscular dystrophy patients.
So why Prosensa Well, first because it is the first to file in the U.S. for the treatment of muscular dystrophy and our belief, as will be explained by Hank in a few minutes, is that the totality of the drisapersen data, combined with the significant unmet medical need in this patient population, provide a path to early approvals.
Prosensa today has the largest data set in Duchenne muscular dystrophy comprising three placebo -controlled studies and two long-term open-label studies and have treated over 300 patients. The NDA has Breakthrough Therapy designation and is currently under rolling review based on existing data. The NDA is anticipated to be – submission is anticipated to be completed in the first quarter next year and the MAA in Europe is expected sometime in 2015.
In line with the FDA guidance, there would be two confirmatory post-approval studies to support the accelerated approval that are planned to begin in the first half of next year. The product is protected by two issued U.S. patents through 2023 and Europe through 2021, with potential for extensions to 2026.
There is also, as per the clinical database, a – what we believe is an effective low dose that supports subcutaneous route of administration. And importantly, the anticipated cost of goods is low, probably less than 10% and there is available manufacturing capacity to meet market demand.
And with this, I will hand it over to Hank to explain the rationale, the medical rationale for our belief that there is a fast accelerated approval for drisapersen. Hank
Henry J. Fuchs
Executive Vice President and Chief Medical Officer
Thank you, J.J. It’s a privilege to talk to you about BioMarin’s efforts to help patients with Duchenne muscular dystrophy. It’s a severely debilitating invariably fatal progressive neuromuscular disease. It’s an X-linked recessive rare genetic disease, which leads to rapid progression and muscle degeneration and affects 75,000 patients in the addressable population worldwide.

1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN) Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
Symptoms first appear in the form of walking problems for toddlers, which progresses to wheelchair dependence and skeletal deformity, eventually involves the upper arms. Supplemental ventilation can be required in the late teens, followed by 24-hour ventilation for respiratory failure in the 20s and death is inevitable for patients in their 20s.
On the next slide, the lead compound, drisapersen, is a 20-mer antisense oligonucleotide with specific binding to exon 51 of the dystrophin gene pre-messenger RNA. The medicine is administered once weekly by subcutaneous injection at the dose of 6 milligrams per kilogram, and drisapersen may address up to 13% of Duchenne patients or 10,000 patients worldwide who bear mutations that are susceptible to exon 51 mediating therapies.
The medicine has been granted orphan drug status in the United States, Europe, Japan and Australia, has received Breakthrough designation by the Food and Drug Administration and, as J.J. mentioned, an NDA submission has been initiated under the rolling review and Fast Track status has been designated.
On the next slide, we believe the available evidence supports the potential for early approvals consisting of two supportive randomized Phase II studies, favorable long-term extension studies, generally positive trends across younger subgroups in the Phase III study, supportive pharmacological evide nce consisting of MRI, biochemical markers of muscle injury and in one case, small improvements in dystrophin in the most positive Phase II study. The medicine has a well-tolerated, low discontinuation rate due to adverse events.
And now, I’d like to take you through some of the supportive data that’s been generated. On the next slide, drisapersen has been studied in over 300 patients with Duchenne’s muscular dystrophy. Patients have received 450 patient years of treatment and this slide gives you the names of each of the studies that have been conducted in or are ongoing and I’ll take you through some of the important data from some of these studies.
First on the next slide, I wanted to just remind you that the pathologic process of Duchenne involves a pr ogressive muscle inflammation and destruction, resulting in fat replacing muscle leading to muscular dysfunction. In fact, you can measure fat infiltration in muscle tissue with MRI, and in one of the randomized Phase II studies, compared to placebo, you can see that drisapersen reduces fat infiltration in a variety of muscles that have been sampled in the study.
On the next slide, these findings were correlated with improvements in six -minute walk distance from two placebo-controlled Phase II studies. The first of those studies is on the far left of the chart, indicating a roughly 35-meter difference between patients treated with drisapersen and those treated with placebo at 25 weeks of therapy.
The study findings were substantially corroborated in the next Phase II trial, reaching near significance and demonstrating a 27 -meter difference in the six -minute walk test at the end of the 24-week time point. And putting these two studies together yields a 31 -meter difference, which is highly robust from a statistical perspective.
On the next slide, I capture the essential results of the Phase III clinical trial, first, in all patients who are randomized placebo or drisapersen. You can see there is an approximately 10-meter treatment difference in favor of drisapersen. However, this result did not achieve statistical significance with a p-value of 0.415.
However, in patients who appear younger at baseline, there appears to be a slightly larger improvement in six -minute walk distance between drisapersen and placebo of 21 meters, more closely approaching statistical significance at 0.131.
Turning next to long-term evidence of benefit, on the next slide, we can see patients who – the results of six-minute walk distance testing in 10 patients who have been followed for a total of 177 weeks, more than three years.

1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN) Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
Taking all patients who are included in this study who are ambulatory at baseline, there’s a mean decline of 25 meters in that over three-year period. And looking only at patients who’ve had a baseline six-minute walk distance that was above about 350 meters, and who remained ambulatory throughout the study, there was about a 33 -meter improvement in their six -minute walk distance. These numbers pertain quite favorably to published natural history indicating a 43-meter decline in only one year of observation and a 125 -meter decline in two years of observation.
Looking at additional long-term data on the next slide, on the top panel, the results of the open-label extension studies, patients have been treated now for a total of 96 weeks. On the left-hand part of this chart are the pooled results of the feeder studies, one of the Phase II studies and the Phase III clinical trial, in which case you can see a little bit of separation between patients who were randomized to placebo versus drisapersen.
At 48 weeks, all former placebo patients were crossed to receive drisapersen instead. So essentially, the top and the bottom curve compares early drisapersen to the late either placebo or delayed drisapersen. At the end of that second 48-week period, there’s a 46-meter difference in six-minute walk testing. This result was driven both by the feeder Phase II study, in which there was a 52-meter difference at the end of 48 weeks of the second open-label period, as well as a 49-meter difference from the failed Phase III trial, indicating that the treatment benefits of drisapersen, when administered early, show up somewhat later.
Turning next to summarize the totality of evidence from the drisapersen clinical trials, the first line, DEMAND II, indicates the very first randomized Phase II placebo-controlled study with a significant result. DEMAND V, the second Phase II trial, a nearly significant result. The integrated analysis of those first two randomized Phase II trials indicating a strong statistical result.
As I mentioned, the DEMAND III Phase III trial was numerically trending in favor of drisapersen, though not reaching statistical significance. However, a stronger trend was noted in younger patients in the Phase III trial in a pre-specified subgroup analysis. Combining the under seven population for both the DEMAND III Phase III trial and the earliest Phase II trial also provides supportive evidence as does of the long-term, open-label extension study called DEMAND IV, indicating a 46-meter improvement from drisapersen when given early compared to when given late.
Turning to safety, drisapersen is well-tolerated. There have been two discontinuations in 285 patients treated in randomized Phase II and Phase III clinical trials consisting of one case of glomerulonephritis and one intracranial venous sinus thrombosis/spinal pain. No deaths occurred in Phase II and Phase III placebo-controlled trial. In placebo-controlled studies, serious adverse events occurred infrequently and the majority were deemed by investigators as unrelated to the serious adverse events occurred with comparable frequency in the placebo group and in the drisapersen group.
The most common side effects of drisapersen consist of injection site reactions to the subcutaneous site of delivery and renal abnormalities consisting principally of subclinical proteinuria. The majority of these events were mild to moderate in intensity and did not lead to study discontinuation. There were no clinically meaningful treatment differences in adverse events related to inflammatory reactions. Infrequent moderate to severe thrombocytopenia was rarely observed in open-label extension studies.
Turning to the regulatory interactions, the FDA has indicated that Prosensa’s Phase II data may be sufficient to support accelerated approval. The six -minute walk test could be considered a finding on an intermediate clinical endpoint that could have the potential to support accelerated approval. The existing clinical data needs to be reasonably likely to predict a long-term clinical benefit in order to obtain an accelerated approval. And thus, this is

1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN) Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
an important element in our consideration that regulatory evidentiary standard for accelerated approval requires evidence that is reasonably likely to predict the long-term benefit.
A confirmatory study will be required and of note, 269 patients have already been enrolled in a longitudinal natural history study of Duchenne muscular dystrophy in six -minute walk distance and we expect the report on the first 80 patients treated for one year to be made in April 2015. But of course, in interacting with the FDA, we’ll need to explain the results of the Phase III clinical trial.
So turning to the Phase III clinical trial and how its result differed substantially from earlier randomized Phase II trials. We note that the eligibility characteristics of the Phase III population were substantially widened for the conduct of the Phase III. In particular, an important patient prognostic factor is patient’s ability to rise from floor. Ordinarily, Duchenne patients when well preserved, can rise from the floor in under seven seconds. And in the Phase II studies, in the third panel from left, you can see that their rise from floor times were, in general, around five seconds or one divided by 0.2.
With the widening of the eligibility criteria from a seven-second rise from floor to a 15-second rise from floor, you can see that the study population accrued older patients, patients with a longer time since their recent diagnosis, a worse rise from floor parameter, worse ability to climb stairs, shorter six -minute walk test distance at baseline and weaker overall muscle strengths. So we believe that the patients in the randomized Phase III trial were older and had more advanced disease.
On the next slide, we note other considerations in the Phase III clinical trial. New sites were recruited in the Phase III to support global adoption of the medicine. If you evaluate the efficacy data obtained from those sit es that participated in the Phase II trial who also participated in the Phase III trial, there’s an approximately 50 -meter improvement in six-minute walk distance with p-values as indicated on the slides.
Additionally, the six-minute walk test that was performed in the randomized trial was based on a single performance of the test. We have found, in our experience, duplicate testing of six -minute walk distance substantially reduces variability in the test result. In fact, if we had not incorporated duplicate six-minute walk testing in our development program for Naglazyme, Naglazyme would have also failed to have met its primary statistical endpoint.
Another way of characterizing the impact of duplicate testing is we note that in our VIMIZIM clinical trial, the standard deviation of the change from baseline in six -minute walk was approximately 45 meters in patients treated with VIMIZIM, whereas in this study of drisapersen standard deviation of walk change was 7 9 meter. So the performance of a single six-minute walk test both increased variability and potentially reduced the evidence of effectiveness in the trial.
Finally, corticosteroid use at new sites was not consistently a standard of care and approximately 30% of patients had recently started corticosteroids as part of the run-in phase for the randomized Phase III trial.
So we believe that there’s a path to early approval in the United States and the European Union. We believe that accelerated approval in the U.S. and conditional approval in Europe can be based on Phase II results in line with guidance. And I want to note that the process of accelerated approval for orphan medications has been recently well documented in an article by [ph] Ciechanowski (20:16) et al., and [ph] Ciechanowski (20:19) reviewed orphan approvals outside of cancer from the last 27 years from 1983 to 2010.
During that period, 135 orphan medicines were approved. Of those 135, one -third of them were approved with conventional evidence. However, two-thirds of the orphans that have been approved have been approved without

1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
conventional evidence, including many medicines that have missed their primary endpoint. For example, Aldurazyme, our first medicine, is a medicine that has been approved by the FDA, having missed its primary endpoint.
So we believe that the accelerated approval path, based on Phase II results, provides a strong regulatory basis for the Food and Drug Administration and the European Union to take an affirmative action.
Clinical data from the randomized Phase II studies and long-term studies, together with the well-tolerated nature of the medicine, we believe will support a determination that is reasonably likely that drisapersen offers patients a meaningful long-term benefit.
We note that there’s a severe unmet need of the patient population and the population is highly active with effective patient advocates. We are the first to file for Duchenne’s muscular dystrophy in United States, and we believe that there’s a rationale for the Phase III result. We’ll, of course, need to explain the Phase III study design well and have study conduct limitation. And, of course, as part of the approval process, we’ll need to finalize and implement confirmatory studies that give health authorities confidence in the medicine.
Finally, just to highlight the time line of regulatory events, as J.J. mentioned, a rolling NDA submission has already commenced with the Food and Drug Administration in the fourth quarter of 2014. It is anticipated that the NDA will be complete in the first quarter of 2015. In 2015, we’ll also see the application of a marketing authorization made with the European Medicine Agency. And in the first half of 2015, we’ll see the initiation of the two confirmatory studies to support potential accelerated or conditional approval for drisapersen.
And with that, I’d like to turn it over to Dan.
Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President
Thanks, Hank, and thank you all for joining us on the call today. On slide 22, you can see how we are thinking about the risk/reward profile of this transaction. We believe this acquisition can be financially transformative for BioMarin and its shareholders, with the potential to be materially accretive to operating and GAAP profitability in 2017 if early approvals are achieved in the U.S. and Europe.
Combined with Prosensa’s innovative development pipeline, we believe BioMarin can leverage our development, regulatory and commercial capabilities to advance drisapersen, as well as potential follow -on products to treat other genotypes of DMD.
We want to be clear. Our goal is to obtain accelerated approval in the U.S. and conditional approval in the EU, and we believe there is a path to approval to accomplish this. However, even if we end up following the standard approval path with drisapersen, we believe the net present value of this transaction materially exceeds its cost.
One final note, we believe the financial risk for this undertaking is manageable for the company as the purchase price represents roughly 5% of our market capitalizations and is payable with cash on hand. We do anticipate raising additional capital at some point in the near future to replenish what was spent on the acquisition, but we believe this will be well worth it long term given the potential for a substantial profitability resulting from this transaction.

1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
Now turning to slide 24, I will quickly walk through the transaction specifics. Largely, this is self-explanatory, but as J.J. said, we have entered into a definitive agreement to purchase all of Prosensa’s outstanding shares FOR
$17.75 per share for an upfront transaction value of approximately $680 million.
In addition, two $80 million non-transferrable CVRs are payable, but only on early U.S. approval that occurs no later than May 15, 2016 and in Europe, for approval no later than February 15, 2017.
An additional element of the transaction is that we are providing Prosensa a $50 million, approximately $50 million convertible note within five days of the signing of this agreement. If the merger goes through as planned, the $50 million will be repaid. If the merger fails to close for any reason, the note will convert into 4.4 million shares of Prosensa’s stock, a conversion essentially at the pre-deal price.
We do plan to maintain Prosensa’s operations in Leiden, the Netherlands, and we’ll be working closely with our new team there to ensure a smooth integration.
Recall that we had approximately $1.1 billion in cash on hand at the end of the third quarter, and we have now used approximately $680 million of those funds, though the payment will happen in 2015.
I’d like to turn the call back over to J.J.
Jean-Jacques Bienaimé
Chief Executive Officer
So, in conclusion, we believe that this acquisition is a great strategic fit and value creator for BioMarin, as explained by Dan. We believe that drisapersen has a large body of clinical data that is likely to support early regulatory approval.
This acquisition leverages BioMarin’s extensive experience around the world getting or phan drugs approved and reimbursed and commercialized. It’s a large opportunity. Duchenne muscular dystrophy is one of the largest monogenetic disorder, with approximately 75,000 patients around the world. It does leverage our global commercial infrastructure and leadership in orphan disease market. It could be our largest product in the near term, adding up to a well-diversified product portfolio.
As Dan just explained, assuming early approval, it will be accretive to operating and GAAP earnings in 2017. So we are very excited about this opportunity.
And I think now, we’re opening up the call for questions.

1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Robyn Karnauskas with Deutsche Bank. Your line is open.

Evan Seigerman
Deutsche Bank Securities, Inc.

Q

Hi, guys. This is Evan on for Robyn. Thanks so much for taking my question and congratulations on the acquisition. Since the transaction will close in the first quarter, if for some reason, the FDA does not accept the filing, will this deal still be binding?

Jean-Jacques Bienaimé
Chief Executive Officer

A

Yes, it will still be binding. But again, now you know we're going to start collaborating with Prosensa to maximize the chances of an acceptance by the FDA and we're looking forward to the interaction there.

Evan Seigerman
Deutsche Bank Securities, Inc.

Q

And I guess one follow-up. How confident are you that you're going to get the first cycle of approval for the drug given that regulatory discussions are now reaching really the advanced stage?

Jean-Jacques Bienaimé
Chief Executive Officer

A

I mean, I'll start. Maybe Hank – just want to – I think some of the reasons I think were just explained by Hank, and we can go over that again. Just also want to remind listeners that ataluren from PTC, last July received conditional approval from the EMA with a failed Phase III trial.

Evan Seigerman
Deutsche Bank Securities, Inc.

Q

Okay, great. Thank you, guys, so much for taking my questions.

Jean-Jacques Bienaimé
Chief Executive Officer

A

No, don't worry. Hank's going to – Hank, do you want to add something?

Evan Seigerman
Deutsche Bank Securities, Inc.

Q

Oh sorry. Sorry, sorry, sorry.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Your question was how confident are we?

FACTSET: callstreet 10
1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Evan Seigerman
Deutsche Bank Securities, Inc.
Q

Yes, exactly.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

Things are never 100%, but the NDA submission is already underway. The company has had extensive dialogue with the Food and Drug Administration, and obviously, reviewed all of that correspondence in quite a bit of detail, both internally and with expert consultants. And we arrived to the conclusion that we believe it's reasonably likely that drisapersen offers a clinical benefit on an intermediate endpoint that's likely to be predictive of substantial and sustained clinical benefit in Duchenne patients. That evidentiary standard requirement is an important element of the consideration that we made in deciding that the regulatory climate here was favorable for consideration.

Evan Seigerman
Deutsche Bank Securities, Inc.
Q

Okay. And then, sorry, one more for Dan. You had mentioned that you're going to be doing a potential raise in the near term to kind of replenish the cash balance. Are we looking at a debt or an equity raise?

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President
A

We haven't decided on that yet.

Evan Seigerman
Deutsche Bank Securities, Inc.
Q

Okay. Thank you.

Operator: Our next question is comes from the line of Joseph Schwartz with Leerink Partners. Your line is open.

Joseph P. Schwartz
Leerink Partners LLC
Q

Great. Thanks very much and congratulations on the deal. I was wondering if you could provide any color on the way that the timeframe for the CVRs to be exercised was determine. Just looking at the exercise of dates of mid-2016 and early-2017, it's unclear if that is to reward Prosensa for you being able to get approval on first pass or not.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

It is. It is.

Jean-Jacques Bienaimé
Chief Executive Officer
A

Yeah, it was a negotiation. That doesn't mean we believe that it will happen on time. It should be we hope it will happen earlier. But it was a negotiation with Prosensa and we ended up with those dates.

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
11
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Joseph P. Schwartz
Leerink Partners LLC
Q

Okay. Thanks. And then can you just give us your philosophy on licensing the IP that Prosensa has? Are you any more or less likely to license that to Sarepta than Prosensa was? What is your philosophy in this regard?

Jean-Jacques Bienaimé
Chief Executive Officer
A

I think it's a little premature to discuss this. But we believe that Prosensa has a very strong IP position in Europe and in the U.S. and we'll take this into account.

Joseph P. Schwartz
Leerink Partners LLC
Q

All right. Very good. Thanks.

Operator: Our next question comes from the line of Salveen Richter with SunTrust. Your line is open.

Raluca Pancratov
SunTrust Robinson Humphrey
Q

Hi. Good morning. This is Luca in for Salveen. Thank you so much for taking the question and congratulations. So my first question is can you just please help us understand, given the competitive landscape for Duchenne, your choice represents? And secondly, just how, given the discussion and the disclosures of the FDA for some of Prosensa's competitors, how confident are you in the regulatory path on this asset? And I have a follow-up.

Jean-Jacques Bienaimé
Chief Executive Officer
A

I'll start. I think I did highlight during the prepared remarks some of the rationale; the fact that Prosensa is, first to file in the U.S., somewhat ahead of the competitor; and the fact that there is a very large set of clinical trials, over 300 patients, significantly larger than the competitor; and several placebo-controlled studies and two open-label studies; and that – and also, some of economics aspects of the product also were involved here. The anticipated cost of goods is low, IP, as I say, we just talked about IP in previous question, strong IP in U.S. and Europe, and manufacturing capacity to meet market demand that Hank again addressed the question that I think we just talked about already about the regulatory pathway.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

So, I would add that the chemistry that is drisapersen is chemistry that has been used in another antisense product that's led to its approval. So I think there's a lot of regulatory familiarity and comfort with that chemistry from a manufacturing and safety profile. So I think that gives us additional confidence.

And I think from the prepared remarks, it really is – and I can't emphasize this enough, it's the totality of efficacy evidence that's been obtained from three randomized trials, as well as the totality of evidence obtained from two long-term extension studies, one that's gone over three years and over 100 patients who have gone over two years of treatment with drisapersen. This is really a substantial body of evidence to come through from a health authority perspective and gain confidence that drisapersen is reasonably likely to provide patients the benefit.

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
12
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Raluca Pancratov
SunTrust Robinson Humphrey

Q

Thank you. This is very helpful. And then in terms of the design for any post-accelerated approval potential confirmatory studies, how should we think about them? Would they be similar to Phase IIs or Phase IIIs? Any color there?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Well, I think there's two elements of how you should think about them. One is Prosensa has communicated that they're heading down the path towards two confirmatory studies: one, a natural history study that they've already completely enrolled; and a second which would be an open-label smaller treatment study in Duchenne patients.

But the second way to think about the confirmatory studies is that these don't really get finalized final, final until you're really well down the road of the approval pathway. And in that, the NDA submission has started but not completed. I think it's still a little early to talk about exactly what the design of the confirmatory trials will be.

Raluca Pancratov
SunTrust Robinson Humphrey

Q

Thank you. And my last question is how are you thinking about a potential advisory committee and how is your strategy around that?

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President

A

Well, we believe there will be an FDA advisory committee. We have at BioMarin a fair amount of experience going through FDA advisory committees, and we're going to work really hard to both explain why we believe that the evidence supports the conclusion that it's reasonably likely that drisapersen offers patients a benefit, but we'll also be very candid and transparent about some of the limitations of the evidence so that the advisory committee can be in a good position to give the FDA the information it needs to make its ultimate decision.

Raluca Pancratov
SunTrust Robinson Humphrey

Q

Great. Thank you so much.

Operator: Our next question comes from the line of Cory Kasimov with JPMorgan. Your line is open.

Cory W. Kasimov
JPMorgan Securities LLC

Q

Hey. Good morning, guys. Thanks for taking the questions. I have two of them for you. I guess the first one is a sense of how much these additional clinical trials might cost and how much commercial infrastructure you may need to add if you are successful at getting this program approved. I guess, trying to get a little bit more granular on how this transaction may impact that potential sort of near-term drive towards profitability. And then I have a follow-up.

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President

A

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
13
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Yeah. I'll take that in a couple of different pieces, and I'll let Jeff comment a little bit more on the commercial piece. But to start with the commercial piece, we think there's very good leverage with the infrastructure that we have in place. There would be the need for some additional call point people, but most of the infrastructure is in place, and we'd be highly, highly leveraged and ready to launch with an approved product in very short order.

Hank already mentioned that the design of whatever additional studies would be needed is still a TBD activity, but we obviously thought about that and modeled it in terms of coming to the statement that with early approvals and the ability to launch in those timeframes, it would be substantially accretive to start on both an operating and a GAAP basis in 2017.

In 2015, there will be essentially two types of additional expenses and it'll be important for you to keep these in mind. There will be a GAAP accounting expense that could be in the $60 million to $70 million related to the accretion of the CVRs. And then we anticipate additional expenses, primarily R&D, but some commercial launch readiness expenses as well in the probably more than $70 million, less than $100 million in total range in 2015.

Cory W. Kasimov
JPMorgan Securities LLC

Q

Okay. Thanks. And then my second question is I'm wondering how much color you have on GSK's decision to return rights to the product to Prosensa.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Not much color to add other than the sort of obvious top line, missed the Phase III clinical trial and I'd just say that BioMarin has a lot of experience in working in the orphan space and collaborating with the Food and Drug Administration, the European Union, to apply a more in-depth interrogation of the data than is usual and leads to the kinds of orphan approval statistics that I cited earlier, wherein two-thirds of orphans over the last 20-something-years have been approved with what you'd call less than conventional evidence. And I think this is really the real health of our BioMarin development engine, to be able to assemble information in the rare disease population the way that enables and, in fact, compels health authorities to make affirmative decisions.

Jean-Jacques Bienaimé
Chief Executive Officer

A

And, because GSK returned rights a year ago or so and since then, as I mentioned earlier, ataluren from PTC received an approval, conditional approval in Europe in nonsense mutation of Duchenne muscular dystrophy with a failed primary endpoint Phase III.

Cory W. Kasimov
JPMorgan Securities LLC

Q

All right, great. Thanks a lot, guys.

Operator: Our next question comes from the line of Phil Nadeau with Cowen & Company. Your line is open.

Phil M. Nadeau
Cowen & Co. LLC

Q

Morning. Thanks for taking my questions. First, Hank, one for you. In your prepared remarks, you demonstrated some ways that the Phase III trials' conduct differed from the Phase IIs. But wouldn't you also need to convince

FACTSET: callstreet 14
1-877-FACTSET www.callstreet.com
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

the FDA that there's a rational reason why this doesn't work in older or sicker patients? And if you do think you need to convince them of that, what theories do you have to explain that?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Well, first of all, let me just say the obvious thing, that absence of evidence is not evidence of absence. That is to say the fact that the trial didn't demonstrate that it achieved statistical significance doesn't mean that the drug is ineffective. And turning to the second part of your question, it's also not the case necessarily that the result was tied up in the inclusion of patients for whom the drug didn't offer a benefit. The evidence that I went through in the slide is that in that group of patients, it takes longer to see that benefit than a one-year duration of a randomized trial period.

And I think similar kinds of observations have been made by other compounds in Duchenne's that the ability to improve or prevent the disease progression may depend on the state of your muscle pathology at the time you start the trial. The further advanced you are, the longer it may take to demonstrate preservation of muscle function.

I think that that biology is going to be reasonably familiar to the FDA. It's certainly very familiar to us. I n our enzyme replacement therapy world, the earlier you start, the bigger the benefit and it doesn't mean that the opposite isn't true, that late therapy doesn't offer a benefit, it just means that late therapy may take longer to observe that benefit.

Phil M. Nadeau
Cowen & Co. LLC

Q

Okay. And so as you think of the confirmatory study wouldn't it – it seems unlikely to me that the FDA would want an open-label small treatment study in order to confirm these benefits. Wouldn't a large long-term trial more satisfy them?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Well I think those are the elements that could be discussed over the next several weeks which is why I didn't want to land in any one particular place before the NDA submission is even complete, but I think you're right. I think size, duration and study design will be important elements for further discussion.

Sometimes you have to go through the data in quite a bit more detail to really understand both the strength and the limitations of the existing data set and therefore, how you would augment it to be even more convinced than you are at the time of an accelerated approval. Let's say stay tuned, those are the right elements to be thinking about.

Phil M. Nadeau
Cowen & Co. LLC

Q

Okay. Just two more questions, one is on the market. You mentioned 10,000 patients have the exon 51 DMD. What proportion of those could be appropriate for therapy?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
15
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Well, there's 10,000 patients, as you say, in our markets today with that particular mutation for Duchene muscular dystrophy. Potentially, all of them would be part of the target market. So we wouldn't segment out a priority any particular part of that segment.

Phil M. Nadeau
Cowen & Co. LLC

Q

Okay. And then one last question for Dan. Dan, based on your answer, I think it was to Cory's question, it sounds to me like now to hit profitability, you'd need about and I'll call it $1.1 million or $1.2 billion in revenue versus your prior guidance of $1 billion of revenue. Is that accurate?

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President

A

Yeah, it's possible. I mean, some of the accounting – and don't forget, we're giving – the profitability target is on operating basis. So when we do that, we exclude all the GAAP sort of noise. But, yeah, it's possible that there's a slight move in that direction.

Phil M. Nadeau
Cowen & Co. LLC

Q

Okay. Thanks for taking my questions.

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President

A

But the principle is unchanged.

Operator: And our next question comes from the line of Josh Schimmer with Piper Jaffray. Your line is open.

Josh E. Schimmer
Piper Jaffray & Co (Broker)

Q

Thanks for taking the questions. I guess to start with, Hank, curious that you showed fat infiltration on MRI as evidence of treatment benefit but not actual dystrophin expression in the muscles on biopsy. Is that data not available or is that not as robust?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Well, Prosensa has showed at various scientific conferences their evidence on dystrophin expression. I mean, one of the things I want to compliment Prosensa's scientific team on substantially is they've done a lot of work with academic investigators to develop and qualify and standardize methods for measurement of dystrophin protein, both immunohistochemically and by western blot analysis. And there was a lot of information in the DEMAND II clinical trial that supported an increase in dystrophin under the influence of drisapersen.

Subsequent trials did not provide as substantially robust evidence. In fact, we're quite a bit weaker in terms of dystrophin improvements. Obviously, the weakest of that is the Phase III trial which had its own big set of problems. What's clear, however, and I think what's really important to remember from a future consideration point of view, is that the FDA is not requiring evidence of dystrophin benefit to be a core consideration in the application of drisapersen for approval. And in fact, we don't believe that further evaluations of dystrophin are going to be required as part of the confirmatory trial.

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
16
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

So, in summary, there is evidence, it's a...

Jean-Jacques Bienaimé
Chief Executive Officer
A

And also, Hank, if I'm not mistaken, I think the FDA is requiring the competitor to actually provide MRI information?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

Yes. Yes. So the world may be shifting, as J.J. said, to believe that there are better biomarkers of response and decreasing their reliance on dystrophin as a measurement of activity of these compounds.

Josh E. Schimmer
Piper Jaffray & Co (Broker)
Q

What makes BioMarin more capable than the broader, I guess, investment community in picking a winner between Prosensa and Sarepta concerning how active a debate that's been amongst investors?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

Well, I might start from a technical perspective and then J.J. can offer kind of a Wall Street perspective. Prosensa has been quietly working their way in Europe, primarily doing their job, developing their data. These things aren't easy. We have the good fortune here at BioMarin of having developed now three products in mucopolysaccharidosis. The first product, as I mentioned, missed its primary endpoint. The second product had a major imbalance in randomization required long-term data to convince health authorities to support its registration. And then we finally got it right in our third product and achieved statistical significance in an adequate and well-controlled clinical trial.

And you have to remember that the development of medicines for Duchenne's muscular dystrophy is a much earlier stage of evolution. The first product that's been approved worldwide, as J.J. mentioned, ataluren, like Aldurazyme, missed its primary endpoint. We would be the second trial in that program and like our trial with Naglazyme, which required long-term evidence of effectiveness to really see the benefit, so too with drisapersen, it really is, in addition, the long-term evidence that really gets you over the hurdle in terms of convincing evidence.

So I think that's really what BioMarin sees; the ability to piece together totality of evidence and help health authorities see how the rare disease world differs from the common disease world and how statistics are a piece of but not the only evidence of effectiveness.

Jean-Jacques Bienaimé
Chief Executive Officer
A

Yeah. I mean, there's not much I can add to that, except, again, our thorough understanding of implementation and understanding of people trial results using six-minute walk tests, we've used it for many of our products. As Hank said, this experience we have, the need to repeat walk tests, to take an average of two tests, reduce standard deviation, we observed that with Naglazyme. We did it VIMIZIM. As Hank said, if Naglazyme's Phase III trial was designed with only one six-minute walk test, we would have missed the primary endpoint, which is what happened here.

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
17
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Josh E. Schimmer
Piper Jaffray & Co (Broker)

Q

Maybe one last quick question. Given how much BioMarin has in the pipeline, it's certainly enough to keep everyone there busy for a number of years. Can you at least reassure us that this acquisition in no way reflects any deterioration in expectations in any of the pipeline assets?

Jean-Jacques Bienaimé
Chief Executive Officer

A

I think I made that remark in my prepared remarks. I'm reaffirming that this is not reflecting in any way, shape or form as of today, as we know, a deterioration in our pipeline. But if you look at our pipeline, we don't have any product that's advanced as this one in terms of we don't have any product in pre-registration at this time.

Josh E. Schimmer
Piper Jaffray & Co (Broker)

Q

Okay. Thank you.

Operator: Our next question comes from the line of Andrew Peters with UBS. Your line is open.

Andrew Peters
UBS Securities LLC

Q

Hey, guys. Thanks for taking the question. A couple here. So, you mentioned that you believe the transaction would be NPV positive even if pushed back. I guess, does this assume IP expiring in a biosimilar entering the market? Or do you assume sales for that NPV calculation beyond the patent expiry in 2021 and 2023?

Jeffrey R. Ajer
Executive Vice President and Chief Commercial Officer

A

We assume normal patent extensions, but then biosimilars after that.

Jean-Jacques Bienaimé
Chief Executive Officer

A

So with the extensions, we get to 2026.

Andrew Peters
UBS Securities LLC

Q

Okay, great. And then just in terms of the timing of the transaction, per an earlier question, why do the deal now instead of, say, waiting for the FDA to accept the filing first? Kind of what was the push to complete the transaction now as opposed to kind of the incremental derisking from the regulatory standpoint?

Jean-Jacques Bienaimé
Chief Executive Officer

A

Based on our interaction with Prosensa, our review of all the regulatory communications, we don't anticipate that the January meeting is going to be a significant event. Hank, do you want to comment?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
18
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Yeah. No, I mean, we, as I said, crawled all over the health authority cards, [indiscernible] (51:41) for us, the big risk mitigator is the approval action which is why we have the CVRs, and I think J.J. might want to comment on what he thinks the value of Prosensa might be after a favorable regulatory action.

Jean-Jacques Bienaimé
Chief Executive Officer

A

Yeah. I mean yeah, as you can imagine, the value of Prosensa after a conditional approval in U.S. or Europe will be significantly higher than it is today, significantly higher than the transaction, right.

Andrew Peters
UBS Securities LLC

Q

Okay, great. And then just one last one for Hank. Beyond the six-minute walk test, are the data for the other secondary endpoints that didn't meet statisticals or that showed there was no difference in the Phase III study, was there a similar kind of separation between the greater than seven and younger than seven patients in the secondary endpoints?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Yeah, off the top of my head, I don't know if I want to comment on subgroup analysis secondary endpoints. One thing I will say is, is that first of all, the secondary endpoint story across the board is a little bit of a mixed bag. Not surprisingly, six-minute walk distance is a phenomenally sensitive endpoint and that's why it worked to our advantage for our three approved MPS products and in which secondary endpoint information was really not that compelling or supportive. Numerical trend's in our favor in VIMIZIM, for example, an important part of th e application.

And similarly, even in the failed Phase III trial, if you just look at the fraction of secondary endpoints that favor drisapersen as a function of time, by the time 96 weeks rolled around, comparing early drisapersen to late drisapersen, across the board all of the secondary endpoints favor drisapersen.

So that's consistent with this story that in a more advanced population, it may take longer for drisapersen to separate from the untreated or delayed treated control arm, both as measured in the primary endpoint of the six-minute walk distance, but also as measured in some of the secondary and supportive endpoints.

Andrew Peters
UBS Securities LLC

Q

Great. Thank you.

Operator: Our next question comes from the line of Shin Kang with Wells Fargo. Your line is open.

Shin Kang
Wells Fargo Securities LLC

Q

Hi. This is Shin calling in for Brian. I've a couple of questions. Curious to hear your thoughts on Prosensa's early pipeline programs and their platform. Are you planning to pursue pipeline programs beyond Duchenne? And just curious whether you have full freedom to operate to pursue the platform as antisense or exon skipping?

Maybe a second question with regard to IP position in Europe; could you update us on the opposition proceedi ngs that was going on?

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
19
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

I'll take the first part of that in terms of the rest of the platform. As we mentioned at the beginning, follow-on Prosensa products have a potential to address another 35,000 Duchenne's patients. The furthest along of those is in early clinical studies is the exon 44 technology, but there will be a variety of follow-on exon skippers for Duchenne's. Prosensa had some earlier pre-clinical programs in some other neurodegenerative disorders, but substantially, the bulk of the valuation in our consideration here pertains to drisapersen.

As regards to IP, I'm going to let J.J. make a general comment about the global IP situation.

Jean-Jacques Bienaimé
Chief Executive Officer

A

Yeah, I mean, I don't think – there is no recent updates on the IP situation in Europe. I think the position has been communicated many times by Prosensa. There is no recent developments that I know of.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Yeah, I mean, part of evaluation of the purchase of Prosensa was the IP where we feel very comfortable with freedom to operate globally and we think it's a very strong position.

Shin Kang
Wells Fargo Securities LLC

Q

Is the IP amenable to antisense as well, beyond exon-skipping as in gene knockdown approaches?

Jean-Jacques Bienaimé
Chief Executive Officer

A

Yeah, we haven't looked that in detail, so we'll have to get back to you on that.

Shin Kang
Wells Fargo Securities LLC

Q

Okay, great. Thank you.

Operator: Our next question comes from the line of Navdeep Singh with Goldman Sachs. Your line is open.

Navdeep Singh
Goldman Sachs & Co.

Q

Hey, good morning, guys, and thanks for taking my questions. I take it that you've seen the minutes from the Prosensa's recent meeting with FDA on drisapersen. If you have, can you please provide us color from that meeting? What concerns did the FDA bring up, and what exactly did the FDA require for potential accelerated approval?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Hi. Nav. Absolutely all over those minutes. In terms of more specific comments, I don't think at this point it'd be appropriate to go into a lot of detail other than to say we got ourselves comfortable that things are substantially far

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
20
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

down the road. There's an effective collaboration between the sponsor, Prosensa, and the Food and Drug Administration, very productive dialogue about the elements of the submission, the key review considerations, the legal authority under which the FDA would be taking an action and so each of these interactions is really just a step in the process.

As you know, we ourselves have just gone through this under PDUFA 5. It's a bit of a new world for the FDA, very process-driven world. And so, the content elements that we're gleaning from those interactions have led us to conclude that it's reasonable to believe that the FDA is going to take an affirmative action of an accelerated approval on the basis that drisapersen's reasonably likely to provide long-term clinical benefit for patients.

Navdeep Singh
Goldman Sachs & Co.

Q

Okay. That's helpful, Hank. And how about the EMA, where do you guys stand or where did Prosensa stand with the EMA? When was the last time they've met with the EMA and what has the EMA indicated on potential approval based on the given dataset?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

Yeah. So the EMA process is earlier, which is why we're focused on the FDA submission as the next major regulatory milestone. There have been quite a few interactions between the companies and both the European agency, as well as national health authorities. I guess the color that I would provide to this is that, as you know, the EMA and the FDA collaborate quite a bit on global regulatory activities. And we've certainly seen evidence of that.

We don't believe that the EMA is likely to be on substantially a different page than the FDA. But the general comment is that it's still a little bit earlier in the process with the EMA. And again, the big background here is that the European Medicines Agency has already taken an action to conditionally approve a medicine for Duchenne muscular dystrophy and a study that missed its primary endpoint. So we believe the ground is fertile in Europe as it is in the United States for action to be taken.

Navdeep Singh
Goldman Sachs & Co.

Q

Okay. And in terms of the exact indication, do you expect the FDA or EMA to narrow the potential label for DMD patients younger than seven years old given the Phase III results indicate that the patients that are in this subset did better?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

No, we don't – I don't expect that. I mean, of course, that could happen, but we had substantial amount of discussion about this, for example, for VIMIZIM. It was one of the questions put to the advisory committee. And it sounds like we're in a situation where younger, benefit; older, harmful. This is a situation where you might hypothesize younger, benefit; older, slightly longer time to manifest benefit. And under that circumstance, I think a reasonable expectation to have is that the labeling for the product could be relatively broad as it was for VIMIZIM and as it has been for all the other rare disease medicines for practical purposes.

Navdeep Singh
Goldman Sachs & Co.

Q

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
21
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Okay. Thanks so much, Hank.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

Yep.

Operator: Our next question comes from the line of Michael Yee with RBC Capital Markets. Your line is open.

John Chung
RBC Capital Markets LLC
Q

Hey, thanks. This is John on behalf of Michael Yee. You may have touched on this earlier, but regarding the other compounds for DMD in Prosensa, such as PRO-44 or PRO-45. If I recall, FDA was also interested in looking at those studies for a correlation between biomarkers such as dystrophin and the clinical endpoint. So what is the latest update there? And I have one follow-up. Thanks.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

I think the latest update is that the drisapersen story is increasingly reliant on clinical evidence of effectiveness from both randomized studies, as well as open-label extension studies, and is substantially decreasingly in reliance on biomarkers. The biomarker story is supportive overall, but the action basis, as I said, for drisapersen's approval will be substantially made on considerations about six-minute walk test results.

John Chung
RBC Capital Markets LLC
Q

But could you also just give us the timing on those other compounds?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

Much earlier in Phase I, not nearly as much visibility into what's next or sort of the pivotal moment. I think this is a story that, for the most part, will be dominated by drisapersen's regulatory action for sure for the next year. But we look forward to making progress with the other exon skippers, and the other technologies, and we'll provide update as that information matures and becomes more relevant.

Jean-Jacques Bienaimé
Chief Executive Officer
A

Once you pass the hurdle, the regulatory hurdle with the exon 51, with the drisapersen, I think we'll pay more attention to the other one, but it's our intent to go after also this market opportunity.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer
A

And certainly, the probability of success for those other exon skippers increases substantially on the drisapersen approval.

John Chung
RBC Capital Markets LLC
Q

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
22
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Right, right. Then second as a follow-up, I see that Prosensa recently commenced a re-dosing study. Is that just to provide drug to patients in need and to meet the demand, or how could that study actually play into the regulatory pathway for drisapersen? Thanks.

Henry J. Fuchs
Executive Vice President and Chief Medical Officer A

It's primarily the former but as I mentioned, long-term efficacy data does play an important role in regulatory considerations. And so, if down the road, there is a glitch or there is a delay, that information could come into a supportive picture. We don't think that that data is going to be essential to their near-term decision. That's why we believe that the NDA will be complete in the first quarter of 2015; that is to say we don't need to wait for a further treatment data from those patients.

So, substantially, the former to provide access to medicine; and secondarily to generate additional long-term data.

John Chung
RBC Capital Markets LLC Q

Thanks.

Operator: Our next question comes from the line of Laura Chico with Robert W. Baird. Your line is open.

Laura K. Chico
Robert W. Baird & Co., Inc. (Private Wealth Management) Q

Good morning. This is Laura in for Chris Raymond. Thanks for fitting me in here. Most of my questions have already been asked. But I guess if I could just ask one on the $50 million convertible note. Just trying to understand if this was a – what the rationale here was for issuing that, and I guess trying to better understand if this was a competitive bidding process?

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President A

Yeah. This is Dan. Primarily, it was just to show Prosensa our commitment to the transaction.

Laura K. Chico
Robert W. Baird & Co., Inc. (Private Wealth Management) Q

So I guess asked a different way, the likelihood of other bidders stepping up is probably – I guess, how would you put that?

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President A

Well, I don't know that I could speculate on that. It's certainly is the case that if that happened and somebody was prepared to pay dramatically more than we were prepared to pay, then that would be one of the circumstances where our loan would convert into stock at today's price.

Laura K. Chico
Robert W. Baird & Co., Inc. (Private Wealth Management) Q

Well, thank you very much and congrats on the deal.

FACTSET: callstreet 23
1-877-FACTSET www.callstreet.com
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Jean-Jacques Bienaimé
Chief Executive Officer

A

Thank you.

Operator: Our next question comes from the line of Ian Somaiya with Nomura. Your line is open.

Q

Great. Thank you. Good morning. It's [ph] Matthew (01:05:30) on for Ian. So just two questions if I may. First, how should we think about any potential tax implications given decision to maintain Prosensa's business in the Netherlands?

And secondly, given this deal, how should we think more at a strategic level about BioMarin's appetite for any additional potential M&A going forward? Thank you.

Daniel K. Spiegelman
Chief Financial Officer & Executive Vice President

A

I'll take the tax question. Essentially, by maintaining the Netherlands location and over time integrating it with our European subsidiaries, the Irish subsidiaries, we believe that net over time, essentially we can obtain a 20% or slightly less tax rate on future profits out of Prosensa.

Q

Okay. Thank you.

Jean-Jacques Bienaimé
Chief Executive Officer

A

Regarding the M&A upside, I mean it is indeed our first relatively large transaction. We are always looking at potential assets. Let's digest this one first then before we can start thinking about the next one.

Q

Okay. Thank you.

Operator: Our next question comes from the line of Fred Graham with Nomura. Your line is open.

Fred B. Graham
Nomura Securities International, Inc.

Q

Yeah, my question was already asked. Thank you.

Operator: Our next question comes from the line of Liana Moussatos with Wedbush Securities. Your line is open.

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
24
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014

Liana Moussatos
Wedbush Securities, Inc.

Q

Thank you for taking my question. Congratulations. The 10,000 DMD patients with the appropriate mutation, are they all identified or is that an estimate?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

That's an estimate based on pretty well-characterized epidemiology in the markets that we're already operating in. We will have to go through a process and we have some experience and expertise in doing that to map those patients out in those markets back to prescribers and point of care.

Liana Moussatos
Wedbush Securities, Inc.

Q

Are most of them in the U.S. or Europe or outside?

Henry J. Fuchs
Executive Vice President and Chief Medical Officer

A

So we think based on the epidemiology that about 2,000 of those patients are in the Unite d States and about 2,500 are in the EU and the balance are sprinkled out based on the population and other markets that we have established a business in.

Jean-Jacques Bienaimé
Chief Executive Officer

A

So that does not include India and China.

Liana Moussatos
Wedbush Securities, Inc.

Q

Thank you very much.

Operator: And I'm not showing any further questions in the queue at this time. I'd like to turn the conference back over to J.J. Bienaimé for closing remarks.

Jean-Jacques Bienaimé
Chief Executive Officer

Thank you. So to summarize, we're pretty excited about this opportunity to leverage our deep expertise in the development and commercialization of orphan drugs with the acquisition of Prosensa, which is a company that's known for innovative R&D and expertise in RNA modulations. So we look forward to keeping you apprised of our progress toward the coming weeks and months as we advance drisapersen to the regulatory process, both in the U.S. and in Europe.

So thank you for your continued support of BioMarin and for being on the call today. And we will speak with you soon. Goodbye.

Operator: Ladies and gentlemen, thanks for participating in today's conference. This does conclude the program. And you may all disconnect. Everyone, have a good day.

FACTSET: callstreet
1-877-FACTSET www.callstreet.com
25
Copyright © 2001-2014 FactSet CallStreet, LLC

BioMarin Pharmaceutical, Inc. (BMRN)
Acquisition of Prosensa Holding N.V by BioMarin Pharmaceutical, Inc Call 24-Nov-2014
Disclaimer
The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information ex pressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.
THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MAL FUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.
The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2014 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC.
All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

1-877-FACTSET www.callstreet.com
Copyright © 2001-2014 FactSet CallStreet, LLC